Exhibit 99.1

December 5, 2016

Dear Fellow Stockholder:

On November 18, 2016, CMG Partners, LLC launched an unsolicited mini-tender offer to purchase up to 4,000,000 shares of CNL Lifestyle Properties common stock at a price of $1.31 per share in cash.

Our board of directors recommends that stockholders reject the offer. We are not affiliated with CMG or their offer. We believe the CMG offer price is significantly less than the potential value of your shares that we have publicly disclosed recently.

We think that the offer is an opportunistic attempt by CMG to purchase shares at a low price and make a profit, and as a result, deprive our stockholders who sell their shares, of the potential opportunity to realize a full current value for their investment. In CMG’s own words —“Our offer price was determined by applying an approximate 39% discount to the mid-point of CNL’s estimated range of future values ($2.17)”, and “Whether or not CNL’s estimate of future value proves to be accurate, we believe that the company’s shares are worth more than our offer price.” Furthermore, CMG did not obtain current appraisals of any properties in our portfolio to demonstrate fair market value.

This offer, known as a “mini-tender”, is structured to avoid the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (SEC) for the protection of investors. The SEC has cautioned investors about these types of offers, noting that important protections do not apply to mini-tender offers. The SEC’s Investor Tips regarding mini-tender offers and some of the risks that they pose may be found on the SEC’s website at sec.gov/investor/pubs/minitend.htm.

As you may recall, just last month we announced the signing of a definitive agreement to sell our remaining ski and attractions assets to two well-capitalized entities, EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC (an affiliate of Och-Ziff Capital Management Group), for $830 million, which will consist of $183 million cash and approximately $647 million of EPR common stock. We are working to complete the sale in the second quarter of 2017; however, we cannot predict the exact timing of its completion or whether the transaction closes at all.

In connection with the transactions contemplated by the sale agreement, our board of directors unanimously approved a plan of liquidation and dissolution for the company, which is subject to, among other things, approval of the plan of dissolution by our stockholders. Including the $0.50 per share special liquidating distribution recently paid, we currently estimate that stockholders will receive, upon liquidation and dissolution, an amount within an estimated range of $2.60 and $2.75 per share in cash and EPR common shares.

We recognize that due to the suspension of our stock redemption plan, the lack of a trading market for our shares, and the uncertainty as to the timing of future distributions, stockholders may decide to accept the mini-tender offer based on, among other things, their individual liquidity needs. We acknowledge that each stockholder must evaluate whether to tender their shares based on all the information available, including our recent public filings. We also believe that in making a decision, each stockholder should keep in mind that our board of directors can provide no assurance with respect to future distributions or the value of our shares, which can change periodiodically, or future liquidity timing for stockholders.

PLEASE CONSULT WITH YOUR FINANCIAL AND TAX ADVISORS BEFORE MAKING ANY DECISIONS AFFECTING YOUR INVESTMENT.

If you are interested in selling your shares, there may be other options available to you. However, because trading on the secondary market is limited, if you desire immediate liquidity, accepting a mini-tender offer may be the quickest way of achieving liquidity.

If you have any questions regarding the offer or other recent events mentioned in this letter, please contact your financial advisor, or call CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer & President

Additional Information about the Proposed Transactions and Where to Find It

We plan to file with the SEC a preliminary proxy statement for the proposed transactions, which will be a part of a registration statement on Form S-4 filed by EPR in connection with the proposed transactions and include EPR’s preliminary prospectus. A definitive proxy statement will be mailed to the company’s stockholders. THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, EPR, THE PROPOSED SALE OF THE PROPERTIES, THE PLAN OF DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The registration statement, the proxy statement/prospectus and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, at the company’s website at cnllifestylereit.com under the tab “Investor Relations” and then “SEC Filings” and on EPR’s website at eprkc.com under the tab “Investor Center” and then “SEC Filings.”

Participants in the Solicitation

The company and its directors and executive officers and EPR and its trustees and executive officers and other members of their respective management and employees may be deemed participants in the solicitation of proxies from the company’s stockholders in connection with the proposed transactions. Information regarding the special interests of these directors, trustees and executive officers in the proposed transactions will be included in the definitive proxy statement/prospectus referred to above. Additional information regarding the company’s directors and executive officers is also included in the company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2015, which was filed with the SEC on March 28, 2016. Additional information regarding EPR’s trustees and executive officers is also included in EPR’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, and in Form 4s of EPR’s trustees and executive officers filed with the SEC. The filed documents are available free of charge at the SEC’s website at sec.gov and from the company and EPR by contacting them as described above. Other information about the participants in the proxy solicitation will be contained in the proxy statement/prospectus.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

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